QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

SEVERANCE AGREEMENT
(TERMINATION OF EMPLOYMENT)

        THIS AGREEMENT (the "Agreement") is made and entered into as of the 13th, day of November, 2001, by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation (the "Company"), having its principal offices at 110 Cheshire Lane, Minnetonka, Minnesota 55305 and DAN C. SWANDER, whose office address is at 110 Cheshire Lane, Minnetonka, Minnesota 55305 ("Executive").

        WHEREAS, the Executive was employed by the Company and elected President and Chief Operating Officer of the Company on the date of this Agreement; and

        WHEREAS, the Company is willing to provide the Executive with a severance benefit if the Executive's termination of employment is initiated by the Company as hereinafter described, in consideration of certain covenants and agreements by the Executive, all as hereinafter described in this Agreement.

        NOW, THERFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, HEREINAFTER SET FORTH, IT IS AGREED:

Severance Benefit

        1.1    Eligibility.    Executive will be eligible to receive the severance benefit, described in Section 1.2 of this Agreement, if the Executive's termination of employment is initiated by the Company other than for "Cause" (hereinafter defined). The Executive shall not be eligible to receive the severance benefit described in Section 1.2 of this Agreement, if a "Change of Control" event has occurred and the Executive has received or is entitled to receive a payment under the "Severance Agreement (Change of Control)". The Company's obligation to pay a severance benefit to Executive on the termination of the Executive's employment under this Agreement is in lieu of any obligation of the Company to pay a severance benefit to Executive under any severance pay policy of the Company now or hereafter in effect.

        1.2    Benefit Amount.    The severance benefit will be calculated in a single lump-sum benefit, and will be equal to the Executive's annual base salary in effect immediately prior to the Executive's termination of employment.

        1.3.    Form of Benefit.    The severance benefit will be paid to Executive in the form of a single lump-sum payment, less applicable withholding taxes.

        1.4.    Payment Date.    The severance benefit will be paid to Executive as soon as administratively practicable after the Executive's termination of employment.

        1.5    Survivor Benefit.    If Executive becomes eligible for a severance benefit but dies before the severance benefit is paid, the benefit will be paid to the first of the following persons in order of priority: (i) Executive's surviving spouse, (ii) Executive's surviving children in equal shares, and (iii) Executive's estate.

Executive's Covenants

        2.1    Executive's Covenant Not to Compete.    In part consideration of this Agreement set forth in Section 1.1 through 1.5, inclusive, of this Agreement, Executive covenants and agrees that for a period of one (1) year from and after the date of the Executive's termination of employment (the "Non-Competition Period"), Executive will refrain from carrying on, whether as a principal, agent, investor, employee, employer, consultant, shareholder, partner or in any other individual or representative capacity whatsoever, anywhere in the United States of America, or its territories and possessions, and Mexico and Canada, any business in competition with the manufacturing businesses conducted by the Company, or any subsidiary of the Company, at the date of the Executive's termination of employment; provided, however that the Executive may own up to one percent (1%) of any outstanding class of equity securities of a company engaged in any manufacturing business conducted by the Company at the date of the Executive's termination of employment, which are publicly traded on a domestic or foreign stock exchange or on a domestic or foreign over the counter market, without violating this covenant not to compete.

        2.2    Executive's Covenant Not to Solicit.    In part consideration of this Agreement set forth in Section 1.1 through 1.5, inclusive, of this Agreement, Executive covenants and agrees that during the Non-Competition Period, Executive will not (i) solicit any employee of the Company, or any subsidiary of the Company, for employment or encourage any employee of the Company, or any subsidiary of the Company, to terminate his or her employment with the Company, and (ii) solicit or encourage any current or prospective customer or supplier of the Company, or any subsidiary of the Company, from terminating or changing its relationship with the Company or any subsidiary of the Company.

        2.3    Executives' Covenants of Confidentiality and Non-Disclosure.    In part consideration of this Agreement set forth in Section 1.1 through 1.5, inclusive, of this Agreement, Executive covenants and agrees with the Company, that Executive will maintain in strict confidence and not disclose to any corporation, partnership or other entity or person, any confidential information including, but not limited to, any non-public information obtained by Executive relating to the Company and its subsidiaries, and its businesses, plans, organization, information systems, present and prospective customers, customer buying patterns or requirements, products, techniques, methods, cost, pricing, price methods, margins, rebates, and promotional allowances, trade secrets or any other proprietary information of the Company or any of its subsidiaries, to which Executive had access to or knowledge of during Executive's employment by the Company. Executive agrees that all confidential information, trade secrets and other proprietary information of the Company, are and shall remain the property of the Company at all times after his termination of employment. Executive further agrees that none of the confidential information, trade secrets and any other proprietary information of the Company, nor any part thereof, shall be removed from the premises of the Company, in original or duplicate form or transmitted verbally, by electronic means or otherwise before or after the Executive's date of termination. Executive recognizes and acknowledges that all confidential information, trade secrets and other proprietary information of the Company are valuable to the Company and the disclosure or use of the same would cause irreparable harm to the Company.

        2.4    Executive's Covenant to Execute and Deliver Release Agreement    In part consideration for this Agreement set forth in Section 1.1 through 1.5, inclusive, of this Agreement, Executive covenants and agrees that he will execute and deliver a Release Agreement, providing for a release of claims against the Company and its subsidiaries and the directors, officers, employees, representatives and agents of each, in form reasonably prescribed by the Company, effective as of date of Executive's termination of Employment.

        2.5    Executive's Covenant Not to Disparage the Company    In part consideration for this Agreement set forth in Section 1.1 through 1.5, inclusive, of this Agreement, Executive covenants and agrees that he will not, in any way, disparage the Company or any of its subsidiaries and affiliates, or any of its directors, officers and employees, or any of its products or services, after the date of Executive's termination of Employment.

Miscellaneous

        3.1    Definitions.    The following terms are used in this Agreement:

    "Cause", as used in this Agreement shall mean: (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which, in either such case, is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

    "Change of Control", as used in this Agreement shall mean:

    (a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) hereof; or

    (b)    Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

    "Severance Agreement (Change of Control") shall mean the Severance Agreement (Change of Control), dated as of November 13, 2001, by and between the Company and the Executive

        3.2    Interpretation.    The Company and Executive agree that if any clause of Sections 2.1 through 2.5 of this Agreement shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of such provision shall not thereby be affected and shall be given full effect. The Company and Executive further agree that if any court construes any of Sections 2.1 through 2.5 of this Agreement to be illegal, invalid or unenforceable because of the duration of such provision, area or matter covered thereby, such court shall reduce the duration, area, or matter of either such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        3.3.    Governing Law/Construction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles or conflict of laws. The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        3.4    No Effect on Employment Rights.    This Agreement is not an employment agreement and nothing in this Agreement will confer upon the Executive the right to be retained in the employ of the Company, or limit any right of the Company to discharge the Executive or otherwise deal with the Executive without regard to the existence of this Agreement.

        3.5    Entire Agreement.    This Agreement contains the entire agreement and understanding by and between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral and/or written agreements by and between the parties hereto with respect to the subject matter hereof.

        3.6.    FICA Taxes/Withholding.    To the extent that benefit accruals hereunder are taken into account as amounts deferred under a non-qualified deferred compensation plan under Code section 3121(v), and thus are subject to tax under Code section 3101 ("FICA"), the Company may calculate the amount deferred and withhold against other compensation paid to Executive in any manner determined by the Company to be appropriate under Code section 3121(v).

        3.7    Other Taxes/Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        3.8    Remedies.    In the event of a breach or threatened breach of any provision of this Agreement by the Executive, the Company shall be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach, without any obligation to post bond, and that such remedies shall be in addition to all other remedies available at law or in equity

        3.9.    Assignment.    The rights and obligations of the Executive under this Agreement shall not be assignable, transferable or delegable in whole or in part by the Executive. This Agreement shall be binding upon the successors and assigns of the Company.

        IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed and delivered this Agreement as of the 13th day of November, 2001.

INTERNATIONAL MULTIFOODS CORPORATION
/s/ Ralph P. Hargrow
By:	Ralph P. Hargrow
Its:	Vice President, Human Resources and Administration
EXECUTIVE
/s/ Dan C. Swander Dan C. Swander

QuickLinks

  Exhibit 10.17
SEVERANCE AGREEMENT (TERMINATION OF EMPLOYMENT)